UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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THE PEOPLES BANCTRUST COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE PEOPLES BANCTRUST COMPANY, INC.

310 Broad Street

Selma, Alabama 36701

(334) 875-1000

April 10, 2006

Dear Shareholder:

We invite you to attend the 2006 Annual Meeting of the Shareholders of The Peoples BancTrust Company, Inc. to be held at the main office of The Peoples Bank and Trust Company, 310 Broad Street, Selma, Alabama on Tuesday, May 9, 2006: at 10:00 a.m.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Also enclosed is the Annual Report showing the results of 2005.

YOUR VOTE IS IMPORTANT. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

If you have any questions, please call the Company’s Secretary, M. Scott Patterson, at (334) 875-1000.

Thank you for your cooperation and continuing support.

Sincerely,

Ted M. Henry Chairman of the Board of Directors

Walter A. Parrent President and Chief Executive Officer

THE PEOPLES BANCTRUST COMPANY, INC.

310 Broad Street

Selma, Alabama 36701

(334) 875-1000

NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS

TO BE HELD ON MAY 9, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the “Annual Meeting”) of The Peoples BancTrust Company, Inc. (the “Company”) will be held on Tuesday, May 9, 2006 at 10:00 a.m., local time, at the main office of The Peoples Bank and Trust Company, 310 Broad Street, Selma, Alabama for the following purposes:

(1)	To elect eleven directors of the Company; and

(2)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Pursuant to the Bylaws, the Board of Directors has fixed the close of business on March 17, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and mail it in the enclosed envelope. The proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

By Order of the Board of Directors

M. Scott Patterson Secretary

Selma, Alabama

April 10, 2006

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE THAT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

THE PEOPLES BANCTRUST COMPANY, INC.

310 Broad Street

Selma, Alabama 36701

(334) 875-1000

PROXY STATEMENT

ANNUAL MEETING OF THE SHAREHOLDERS

May 9, 2006

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This Proxy Statement is furnished to shareholders of The Peoples BancTrust Company, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of the Shareholders (the “Annual Meeting”), to be held on Tuesday, May 9, 2006 at 10:00 a.m., local time, at the main office of The Peoples Bank and Trust Company (the “Bank”), 310 Broad Street, Selma, Alabama and at any adjournments thereof. It is anticipated that this Proxy Statement will be mailed to shareholders on or about April 10, 2006.

If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR Proposal I to elect eleven nominees of the Nominating and Corporate Governance Committee of the Board of Directors as directors of the Company. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company in accordance with the Company’s Bylaws. Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxies as not voted will not be counted as votes cast. Such proxies will be counted for purposes of determining a quorum at the Annual Meeting. Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any other matters that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting as to which proxies in the accompanying form confer discretionary authority, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Directors.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company, M. Scott Patterson, a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

The securities which can be voted at the Annual Meeting consist of shares of common stock, par value $.10 per share (the “Common Stock”), of the Company. Each share entitles its owner to one vote on all matters. The close of business on March 17, 2006 has been fixed by the Board of Directors as the record date for determination of shareholders entitled to vote at the Annual Meeting. The number of shares of Common Stock outstanding on March 17, 2006 was 5,899,198. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

Participants in the Company’s Employee Stock Ownership Plan (“ESOP”) will receive a proxy card for the Common Stock owned through the ESOP. That proxy card will serve as a voting instruction card for the trustees of the ESOP, and the Common Stock will be voted as participants instruct.

A COPY OF THE COMPANY’S 2005 ANNUAL REPORT TO SHAREHOLDERS WHICH INCLUDES THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) IS ENCLOSED WITH THIS PROXY STATEMENT. IF SUCH ANNUAL REPORT IS NOT SO INCLUDED, PLEASE ADDRESS NOTIFICATION TO M. SCOTT PATTERSON, SECRETARY, THE PEOPLES BANCTRUST COMPANY, INC., P.O. BOX 799, SELMA, ALABAMA 36702-0799.

PROPOSAL I — ELECTION OF DIRECTORS

With respect to the election of directors, each shareholder of record on the voting record date is entitled to one vote for each share of Common Stock held. There are no cumulative voting rights.

The Articles of Incorporation and Bylaws of the Company each provide that the number of directors of the Company shall be a variable range which is fixed at a minimum number of three and a maximum number of eighteen, the exact number to be fixed or changed from time to time, within the minimum and maximum, by the Board of Directors. The Board of Directors has determined that the number of directors be eleven persons. Directors are elected to serve until the next annual meeting of the shareholders and until their successors are elected and qualified. There are no arrangements or understandings between the Company and any person pursuant to which such person has been or will be elected a director.

At the Annual Meeting eleven directors will be elected. The Nominating and Corporate Governance Committee of the Board of Directors has nominated all current directors for a term of one year and until their successors are elected and have qualified. It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of each of the nominees listed below for a one-year term, unless otherwise directed by the shareholder. The Board of Directors believes that each of such nominees will stand for election and will serve if elected as a director. However, if any person nominated is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person or persons as the Nominating and Corporate Governance Committee may recommend, or the size of the Board of Directors may be reduced to eliminate the vacancy.

Alabama law provides that directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present when the vote is taken.

Directors

The following table sets forth certain information with respect to the Company’s directors and nominees.

Name	Age(a)	Director Since	Position(s) Held with the Company
Johnny Crear	69	1998	Director
Harry W. Gamble, Jr.	69	1974(b)	Director
Ted M. Henry	67	1968(b)	Chairman of the Board
Elam P. Holley, Jr.	55	1988	Director, Birmingham Region President
Edith Morthland Jones	56	1996	Director
D. Joseph McInnes	62	2005	Director
Thomas E. Newton	60	1996	Director
Walter A. Parrent	66	2005	Director, President and Chief Executive Officer
David Y. Pearce	58	1996	Director
Julius E. Talton, Jr.	45	1999	Director
Daniel P. Wilbanks	68	1998	Director

(a)	As of March 1, 2006.

(b)	Includes term of office as director of the Bank prior to formation of the Company as the holding company for the Bank in 1985. Each director of the Company is also a director of the Bank.

The principal occupation(s) and business experience for the past five years of each director and nominee are set forth below:

Johnny Crear is retired. Previously, he was President of Crear, Inc., the operator of a convalescent home.

Harry W. Gamble, Jr. is a member of the law firm of Gamble, Gamble & Calame, LLC.

Ted M. Henry is Chairman and Chief Executive Officer of Henry Brick Company, Inc. Mr. Henry was elected Chairman of the Board of Directors of each of the Company and the Bank effective January 1, 2003.

Elam P. Holley, Jr. served as President and Chief Operating Officer of the Bank from 1994 until January 1, 2003, when he was elected President and Chief Executive Officer. Mr. Holley served as President and Chief Operating Officer of the Company from 1997 until January 1, 2003, when he was elected President and Chief Executive Officer. On September 9, 2005, Mr. Holley was elected President of the Bank’s Birmingham, Alabama region and Senior Executive Vice President of the Company.

Edith Morthland Jones has served as film liaison for the Selma-Dallas County Chamber of Commerce since 1988. Prior to that, she served as Director of Tourism and Travel for the Selma-Dallas County Chamber of Commerce. She is the daughter of Rex J. Morthland, the sister of Richard P. Morthland and the sister-in-law of M. Scott Patterson, Executive Vice President, Investment Officer and Secretary of the Bank and Executive Vice President and Secretary of the Company.

D. Joseph McInnes has served as Director of Transportation for the Department of Transportation of the State of Alabama since January 21, 2003. Prior to his current position, he had a 25 year career at Blount International, Inc., serving as Executive Vice President, Chief Administrative Officer and Corporate Secretary, as well as other positions. He has also served as President and Director of The Blount Foundation, Inc., as Chairman and Director of The Roberts and Mildred Blount Foundation, Inc., and Chairman, Chief Executive Officer, and Director of The Blount Cultural Park, Inc.

Thomas E. Newton is a partner in the commercial real estate development firm of Newton, Oldacre, and McDonald, L.L.C., Prattville, Alabama.

Walter A. Parrent was elected President, Chief Executive Officer and a director of the Company and the Bank on September 9, 2005. Mr. Parrent retired as President, Chief Executive Officer and a director of Colonial Bank, Georgia Region, in April 2005. Mr. Parrent had held these positions since 1998.

David Y. Pearce has been the owner of Pearce Catfish Farms since 1971 and President of Pearce Catfish Farms, Inc. since 1993.

Julius E. Talton, Jr. is President of Talton Communications, Inc. an internet service provider. He is the son of Julius E. Talton, Sr.

Daniel P. Wilbanks is engaged in the practice of family dentistry in Tallassee, Alabama. Dr. Wilbanks served as a director of Elmore County Bancshares, Inc., the holding company for The Bank of Tallassee, prior to their merger in 1998 with the Company and the Bank, respectively.

Corporate Governance and Other Matters

Board of Director and Shareholder Meetings. The Board of Directors met thirteen times during the fiscal year ended December 31, 2005. All directors other than Mr. Newton attended at least 75% of the Board of Directors meetings and assigned committee meetings in 2005. The Company encourages directors attendance at its annual shareholder meetings and requests that directors make reasonable efforts to attend such meetings. All of the then members of the Board of Directors attended the 2005 annual meeting of the shareholders.

Board of Director Independence. Each year, the Board of Directors reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable Nasdaq rules and who the Board of Directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be “independent directors.” The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ relationships with the Company and its competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the Company’s Board members are directors or executive officers. After evaluating these factors, the Board of Directors has determined that Dr. Wilbanks and Messrs. Crear, Henry, McInnes, Newton, Pearce and Talton are independent directors of the Company within the meaning of applicable National Association of Securities Dealers, Inc. (“NASD”) listing standards.

Independent members of the Board of Directors of the Company met in executive session without management present five times during the fiscal year ended December 31, 2005, and are scheduled to do so at least two times per year.

Shareholder Communications. Shareholders may communicate directly with members of the Board of Directors or the individual chairman of standing Board of Directors committees by writing directly to those individuals at the following address: 310 Broad Street, Selma, Alabama 36701. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual, unless the Company believes the communication may pose a security risk. The Board of Directors reserves the right to revise this policy in the event it is abused, becomes unworkable or otherwise does not efficiently serve the policy’s purpose.

Code of Ethics. The Board of Directors has adopted a Code of Ethics that applies to all officers, other employees and directors. A link to the Code of Ethics is on the Investor Relations portion of the Company’s website at http://www.peoplesbt.com. Any waiver or substantive amendments of the Code of Ethics applicable to the Company’s directors and executive officers also will be disclosed on the Company’s website.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board of Directors has determined that all of the directors who serve on these committees are independent within the meaning of applicable Securities and Exchange Commission (“SEC”) rules and NASD listing standards. The Board of Directors has adopted a charter for each of the three standing committees.

Audit Committee. The current members of the Audit Committee are Mr. Crear, who serves as the chairman, and Messrs. Henry and McInnes. Each of the members of the committee is independent within the meaning of applicable SEC and Nasdaq rules. The Board of Directors has determined that Mr. Henry is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

The Audit Committee has oversight responsibility for the quality and integrity of the Company’s financial statements. The Audit Committee meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee. The Audit Committee met twelve times during 2005. The primary functions of the Audit Committee are to oversee: (i) the audit of the financial statements of the Company provided to the SEC, the shareholders and the general public; (ii) the Company’s internal financial and accounting processes; and (iii) the independent audit process. Additionally, the Audit Committee has responsibilities relating to: (i) registered public accounting firms; (ii) complaints relating to accounting, internal accounting controls or auditing matters; (iii) authority to engage advisors; and (iv) funding as determined by the audit committee. These and other aspects of the Audit Committee’s authority are more particularly described in the Audit Committee Charter adopted by the Board of Directors and attached as Appendix A to the Company’s Proxy Statement furnished in connection with the 2004 annual meeting of the shareholders and filed with the SEC on April 9, 2004.

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent auditor. The policy requires that all services to be provided by the independent auditor, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided during 2005.

Compensation Committee. The members of the Compensation Committee of the Company and the Bank are Mr. Henry, who serves as the chairman, and Messrs. Crear, Newton and Pearce, each of whom is a non-employee director and is also independent within the meaning of NASD listing standards. The Compensation Committee met five times during 2005. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning compensation, including incentive compensation, of the executive officers. The Compensation Committee also administers the 1999 Stock Option Plan.

Nominating and Corporate Governance Committee. The independent members of the Board of Directors serve as the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for election or re-election to the Board of Directors, including those recommendations submitted by shareholders, the evaluation of the performance of the Board of Directors and its committees, and the evaluation and recommendation of corporate governance policies. The Nominating and Corporate Governance Committee Charter, attached as Appendix B to the Company’s Proxy Statement furnished in connection with the 2004 annual meeting of the shareholders and filed with the SEC on April 9, 2004, is not currently available on the Company’s website. In 2005, the Nominating and Corporate Governance Committee held one meeting.

It is a policy of the Nominating and Corporate Governance Committee that candidates for director possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have skills and expertise appropriate for the Company and serving the long-term interests of the Company’s shareholders. The committee’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the committee reviews such directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with the Company during the applicable time period; and (2) in the case of new director candidates, the committee first conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of Nasdaq rules, and then selects a candidate for recommendation to the Board of Directors by majority vote. In seeking potential nominees, the Nominating and Corporate Governance Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has the committee rejected a timely director nominee from a shareholder(s) holding more than 5% of the Company’s voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders, provided the shareholders follow the procedures set forth in the Company’s Bylaws. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a shareholder or otherwise.

The Company’s Bylaws provide that, to be timely, a shareholder’s notice of nomination must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 90 days prior to an annual meeting; provided, however, that in the event that less than 45 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder, to be timely, must be so received not later than close of business on the 15th day following the date on which notice is mailed or prior public disclosure is made of the date of the annual meeting. A shareholder’s notice of nomination must also set forth (i) as to each person who the shareholder proposes to nominate for election as a director, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company which are beneficially owned by such person, and (d) any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A, or any successor regulation, under the Securities Exchange Act of 1934 (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the shareholder giving notice, (a) the name and address, as they appear on the Company’s books, of such shareholder, and (b) the class and number of shares of the Company which are beneficially owned by such shareholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. Shareholder nominations may be proposed by any shareholder eligible to vote at an annual meeting, provided the notice is timely and complies with the informational requirements of the Bylaws. To be timely under the Bylaws, nominations by any shareholder eligible to vote at the Annual Meeting must be received by the Company on or before April 9, 2006.

The Nominating and Corporate Governance Committee may reject any nomination by a shareholder not made in accordance with the requirements of the Company’s Bylaws. Notwithstanding the foregoing procedures, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a shareholder, the chairman of the annual meeting shall, if the facts warrant, determine at the annual meeting whether the nomination was made in accordance with the terms of the Bylaws.

Executive Committees. The Board of Directors of each of the Company and the Bank has established an Executive Committee which, when the Board of the Company or the Bank is not in session, may exercise all of the authority of the Board except to the extent that such authority is limited by Alabama law or Board resolution. Members of the Executive Committee of each of the Company and the Bank are Ted M. Henry (Chairman), Harry W. Gamble, Jr. and David Y. Pearce. During 2005, the Executive Committee of the Company and the Bank each conducted sixteen meetings.

Directors’ Compensation

Effective March 1, 2006, directors of the Company and the Bank are paid a retainer of $700 per month for service in both capacities, plus $600 for each board meeting attended and $300 for each committee meeting attended. The Chairman of the Board receives an additional $1,300 per month retainer. Previously, directors of the Company and the Bank were paid a monthly retainer of $500 for service in both capacities, plus $200 for each committee meeting attended, and the Chairman received an additional $1,500 monthly retainer. Directors who are officers of the Company or the Bank (i.e., Elam P. Holley, Jr. and Walter A. Parrent) are not entitled to such fees. See “ — Certain Transactions.”

Pursuant to the 1999 Stock Option Plan, directors are eligible to receive options to acquire shares of Common Stock. No options were granted to non-employee directors in the year ended December 31, 2005. On January 31, 2006, the Compensation Committee granted each non-employee director an option to purchase 300 shares of Common Stock under the 1999 Stock Option Plan at an exercise price of $18.50 per share.

Executive Compensation

Directors and officers do not receive separate compensation directly from the Company. All compensation is paid by the Bank. The following table sets forth a summary of certain information concerning the compensation earned for services rendered in all capacities during the years ended December 31, 2005, 2004 and 2003 by the current and former President and Chief Executive Officer and the other four mostly highly compensated executive officers of the Company and the Bank.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation				Long-Term Compensation				All Other Compensation (c)
					Awards			Payouts
	Year	Salary	Bonus	Other Annual Compensation (a)	Restricted Stock Award(s)		Securities Underlying Options/SARs(#)(b)	LTIP Payouts
Walter A. Parrent (d) President and Chief Executive Officer of the Company and the Bank	2005	$93,269	$—	$—	$92,250	(e)	50,000	—	$1,224
Elam P. Holley, Jr.(f) President of the Bank’s Birmingham Region and Senior Executive Vice President of the Company	2005 2004 2003	$234,667 204,667 188,000	$12,813 14,736 —	— — —	— — —		— — 3,800	— — —	$3,500 3,070 2,820
Andrew C. Bearden, Jr. Executive Vice President and Chief Financial Officer of the Company and the Bank	2005 2004 2003	$147,333 133,333 130,000	$8,044 9,600 —	— — —	— — —		— — 3,100	— — —	$1,960 2,001 1,950
Gerald F. Holley(f) Executive Vice President of the Company and the Bank	2005 2004 2003	$146,667 129,167 125,000	$8,008 9,300 —	— — —	— — —		— — 2,250	— — —	$2,121 1,937 1,875
M. Scott Patterson Executive Vice President and Secretary of the Company and the Bank	2005 2004 2003	$137,500 123,667 117,000	$7,508 8,904 —	— — —	— — —		— — 2,850	— — —	$1,830 1,855 1,755
Jefferson G. Ratcliffe, Jr. Senior Vice President and Senior Credit Officer of the Bank	2005 2004 2003	$128,333 117,200 101,450	$7,007 8,438 —	— — —	— — —		— — 1,900	— — —	$1,283 1,172 1,015

(a)	Executive officers of the Company receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits in 2005, 2004 and 2003 received by the named executive officers did not exceed 10% of the executive’s annual salary and bonus.

(b)	No stock options were granted to the named executive officers in fiscal year 2005 other than Mr. Parrent.

(c)	Consists of contributions to the ESOP and matching contributions under the Company’s Section 401(k) qualified employee benefit plan.

(d)	Walter A. Parrent was elected President and Chief Executive Officer of the Company and the Bank effective September 9, 2005.

(e)	Represents 6,000 shares of restricted Common Stock awarded on September 9, 2005, which had the indicated value as the date of award and a fair market value of $116,820 on December 31, 2005. The restricted Common Stock vests ratably over three years from the date of the award. During the restricted period, Mr. Parrent will be entitled to all rights of a shareholder in the Company, including the right to vote the shares and to receive dividends thereon.

(f)	Elam P. Holley, Jr. was elected President and Chief Executive Officer of the Company and the Bank effective January 1, 2003. On September 9, 2005, Mr. Holley was elected President of the Bank’s Birmingham, Alabama region and Senior Executive Vice President of the Company. Elam P. Holley, Jr. and Gerald F. Holley are not related.

Stock Options

In 2005, Walter A. Parrent was granted options to purchase 50,000 shares of Common Stock at an exercise price of $15.375 per share. The exercise price was based on the fair market value of the Common Stock on the date of grant. The following table sets forth certain information concerning the grant of stock options during 2005.

Name	Number of Shares Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($ per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (a)
						5%($)	10%($)
Walter A. Parrent	50,000	(b)	100.00%	$15.375	9/9/15	$483,463	$1,225,190

(a)	Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend, in part, on the future performance of the Common Stock, the option holder’s continued employment throughout the option period and the date on which the options are exercised.

(b)	Mr. Parrent’s options vest ratably over three years from the date of grant.

On January 31, 2006, the Compensation Committee granted options to purchase Common Stock under the 1999 Stock Option Plan to the following named executive officers: Andrew C. Bearden, Jr. – 6,000 shares, Gerald F. Holley – 6,000 shares, M. Scott Patterson – 4,500 shares, and Jefferson G. Ratcliffe, Jr. – 4,500 shares. The exercise price of the options is $18.50 per share. The options vest ratably over three years from the date of grant.

The following table sets forth information concerning the value of options held by the named executive officers at the end of fiscal year 2005.

Name	Shares Acquired On Exercise	Value Realized(a)	Number of Securities Underlying Unexercised Options at Fiscal Year End	Value of Unexercised In-the-Money Options at Fiscal Year End ($) (b)
			Exercisable/Unexercisable (Number of Shares)	Exercisable/ Unexercisable
Walter A. Parrent	—	—	— / 50,000	$— / $204,750
Elam P. Holley, Jr.	—	—	24,780 / —	$ 96,133/ $ —
Andrew C. Bearden, Jr.	2,200	$18,608	18,560 / —	$ 72,280/ $ —
Gerald F. Holley	—	—	3,750 / —	$ 25,020/ $ —
M. Scott Patterson	—	—	18,310 / —	$70,620 / $ —
Jefferson G. Ratcliffe, Jr.	—	—	8,540 / —	$52,867 / $ —

(a)	Based upon the difference between the fair market value of the Common Stock underlying the options at exercise date and the exercise price of the options.

(b)	Difference between fair market value of underlying Common Stock at fiscal year end and the exercise price of the options. An option is in-the-money if the fair market value of the underlying security exceeds the exercise price of the option.

Equity Compensation Plans

The following table provides information as of December 31, 2005 with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (b)
Equity Compensation Plans Approved by Shareholders(a)	170,410	$14.83	401,546
Equity Compensation Plans Not Approved by Shareholders(c)	—	$—	—

Total	170,410	$14.83	401,546

(a)	Consists of the 1992 Stock Option Plan and the 1999 Stock Option Plan.

(b)	Includes shares available for future issuance under the 1999 Stock Option Plan. As of December 31, 2005, an aggregate of 401,546 shares of Common Stock were available for issuance under the 1999 Plan. In addition, any shares of Common Stock subject to an option which remains unissued after the cancellation, expiration or exchange of such option shall again become available for grant under that Plan. There will be no further grants of options under the 1992 Stock Option Plan.

(c)	The table does not include 6,000 shares of restricted Common Stock issued to Walter A. Parrent under the Key Employee Restricted Stock Plan which was not approved by shareholders. The restricted Common Stock vests over three years from the date of the award. No other shares of restricted Common Stock are available for future issuance under the Key Employee Restricted Stock Plan.

Pension Plan

The following table illustrates the maximum estimated annual benefits payable upon retirement pursuant to the Company’s defined benefit pension plan (the “Pension Plan”) based upon the Pension Plan formula for specified average Final Compensation and specified years of service.

Average Final Compensation	Years of Service
	10	20	30	40
$ 20,000	$2,000	$4,000	$6,000	$8,000
40,000	4,000	8,000	12,000	16,000
60,000	6,700	13,500	20,200	26,600
80,000	10,000	20,100	30,100	39,100
100,000	13,300	26,700	40,000	51,700
125,000	17,500	34,900	52,400	67,400
150,000	21,600	43,200	64,800	83,000
175,000	25,700	51,400	77,100	98,700
200,000	29,800	59,700	89,500	114,400
210,000 and above	31,500	63,000	94,500	120,700

Benefits are hypothetical amounts only. Currently, the maximum annual benefit payable under the Pension Plan is $170,000. Also, average final compensation in excess of $210,000 is not covered under the Pension Plan. “Average Final Compensation,” which is based upon the average annual salary (as defined) for the five consecutive years of highest salary, is based upon compensation that would appear under the “Salary” column of the Summary Compensation Table. As of December 31, 2005, Messrs. Elam P. Holley, Jr., Bearden, Patterson, Gerald F. Holley, Ratcliffe and Parrent had 32, 20, 22, 5, 20 and 0 years of credited service, respectively, under the Pension Plan. Benefits set forth in the preceding table are computed as a straight-life annuity and are adjusted to reflect payments expected to be made to employees by Social Security.

Executive Supplemental Retirement Plan

In 2001, the Bank adopted a non-qualified Executive Supplemental Retirement Plan (the “Executive Plan”) and entered into an agreement with Elam P. Holley, Jr. under which the Bank will make certain payments to the executive upon his normal retirement at age 65, or later, or to the executive’s beneficiaries upon his death. The Executive Plan supplements the benefits payable to the executive under the Pension Plan. The Executive Plan authorizes payment to the executive of reduced benefits upon early retirement at age 62 and of normal or early retirement benefits upon voluntary resignation after a “change of control” (defined generally as the cumulative transfer of more than 50% of the Bank’s voting stock). If an executive is discharged for “cause” (as defined in the Executive Plan), all benefits shall be forfeited. The cash value of the underlying life insurance policy of which the Bank is the sole beneficiary was $382,632 at December 31, 2005. At that date, accrued benefits for Mr. Elam P. Holley, Jr. were $53,869.

Report of the Audit Committee

In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended December 31, 2005, the Committee met twelve times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Internal Auditor, the Chief Financial Officer and independent auditors prior to the public release.

On June 30, 2004, the Audit Committee decided not to renew the engagement of PricewaterhouseCoopers LLP (“Pricewaterhouse”), the Company’s independent registered public accounting firm, and appointed Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC as its new independent registered public accounting firm. The determination followed the Audit Committee’s decision to seek proposals from independent accountants to audit the Company’s financial statements for the 2004 fiscal year. There were no disagreements between the Audit Committee and Pricewaterhouse on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to Pricewaterhouse’s satisfaction, would have caused Pricewaterhouse to make reference thereto in their reports on the Company’s financial statements.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee reviewed and discussed with the independent auditors all communications required by the auditing standards of the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” With and without management present, the Committee discussed and reviewed the results of the independent auditors’ examination of the financial statements and their evaluation of financial reporting controls. The Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed the Company’s internal controls and, consistent with Section 302 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, met with management and the auditors to receive any information concerning significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Audit Committee received reports throughout the year on the progress of the review of the Company’s internal controls for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Audit Committee will continue to obtain updates by management on the process. The Audit Committee, or its Chairman, met with, or held telephonic discussions with, the independent registered public accounting firm and management prior to the release of the Company’s quarterly financial information and the filing of any such information with the Securities and Exchange Commission.

The Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2005, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Committee intends to reappoint the independent auditors.

The Audit Committee also annually reviews its charter, reports to the Board of Directors on its performance and conducts a committee self-assessment process.

Respectfully submitted on February 21, 2006.

Johnny Crear, Chairman

Ted M. Henry

D. Joseph McInnes

(Audit Committee at December 31, 2005)

Report of the Compensation Committee

As members of the Compensation Committee of the Bank, it is our duty to review compensation policies applicable to executive officers; to consider the relationship of corporate performance to that compensation; to recommend salary and bonus levels for executive officers for consideration by the Board of Directors of the Bank; and to administer various incentive plans of the Company and the Bank. All issues pertaining to executive compensation are submitted to the full Board of Directors for its approval.

Overview. Under the compensation policies of the Bank, which are endorsed by the Compensation Committee, compensation is paid based both on the executive officer’s performance and the performance of the entire Company. In assessing the performance of the Company and the Bank for purposes of compensation decisions, the Compensation Committee considers a number of factors, including profits of the Company and the Bank during the past year relative to their business plans, changes in the value of the Company’s stock, reports of regulatory examinations of the Company and the Bank, growth, business plans for future periods, and regulatory capital levels. The Compensation Committee assesses individual executive performance based upon its determination of the officer’s contributions to the performance of the Company and the Bank and the accomplishment of the Company’s and the Bank’s strategic goals, such as loan growth, deposit growth, expense control and net income. In assessing performance, the members of the Committee do not make use of a mechanical weighting formula or use specific performance targets, but instead weigh the described factors as they deem appropriate in the total circumstances.

Base Salary. The 2005 salary levels of the Bank’s senior officers (including the named executive officers) were established consistent with this compensation policy. In its review of base compensation for 2004, the Committee determined that the performance of Elam P. Holley, Jr. in managing the Company and the Bank was satisfactory, based upon the 2004 financial performance of the Company, including the growth in assets, income, and capitalization during 2004; the financial performance trends for 2004 and the preceding four years, which included growth in assets, net income, and shareholders’ equity in each year; the results of confidential regulatory examinations; his continued involvement in community affairs in the market area served by the Bank; the Company’s planned levels of financial performance for 2005; and a general level of satisfaction with the management of the Company and the Bank. Based upon the results of this review, the salary of Mr. Holley was established at $234,667 per year for 2005, which included a contribution to the Bank’s Section 125 “cafeteria” plan and represented a 14.6% increase over his 2004 base salary.

Effective September 9, 2005, Walter A. Parrent was elected President and Chief Executive Officer of each of the Company and the Bank. Mr. Parrent succeeded Elam P. Holley, Jr., who was named President of the newly-organized Birmingham region and Senior Executive Vice President of the Company. Upon the recommendation of the Compensation Committee, Mr. Parrent’s salary was established at $300,000 per year. In addition, Mr. Parrent was granted options to purchase 50,000 shares of the Company’s common stock at a price of $15.375 per share and was awarded 6,000 shares of restricted common stock under a new Key Employee Restricted Stock Plan. The options and restricted stock award vest over a three-year period. Mr. Holley’s salary was not changed. The Compensation Committee and the Board of Directors determined that Mr. Parrent’s base compensation and additional remuneration were appropriate based on his significant experience in the financial institution industry and strengthened the mutuality of interests between Mr. Parrent and the Company’s shareholders, and that Mr. Holley’s base compensation was appropriate based on his expected contributions to the growth of the Birmingham region.

Bonuses. The Company’s bonus program is discretionary and designed to reward its executives for their individual performance based on performance versus stated objectives. Bonuses of $55,576 were awarded to executive officers for 2005 performance and paid in 2006, including a bonus of $12,813 to Mr. Holley.

Stock Options. The purpose of the Company’s stock option plans is to attract, retain and motivate key officers of the Company and the Bank by providing key officers with a stake in the success of the Company, as measured by the value of its shares, and to increase the commonality of interests among key officers and other shareholders, since an officer can realize a gain only if and to the extent the Company’s stock appreciates in value. The Compensation Committee has general responsibility for granting stock options and administering the stock option plans. In determining the amount of stock option grants, the Compensation Committee considers the contributions of each executive as well as the overall success of the Company in the past fiscal year. It is the Company’s practice to fix the exercise price of the options at the Common Stock’s fair market value on the date of grant, thereby making the potential value realized by the options tied directly to gains realized by the Company’s shareholders. During 2005, no stock options were granted other than to Mr. Parrent.

No member of the Compensation Committee is a former or current officer or other employee of the Company or the Bank.

Respectfully submitted on February 21, 2006.

Ted M. Henry, Chairman

Johnny Crear

Thomas E. Newton

David Y. Pearce

(Compensation Committee at December 31, 2005)

Stock Performance Comparisons

The following graph, which was prepared by SNL Securities LC (“SNL”), compares the cumulative total return on the Common Stock of the Company over the last five years with (1) the Nasdaq Composite Index, comprised of all U.S. Companies quoted on Nasdaq, and (2) the SNL $500 Million - $1 Billion Asset-Size Bank Index, comprised of publicly traded banks and bank holding companies with total assets between $500 million and $1 billion. Cumulative total return on the Common Stock or the index equals the total increase in value since December 31, 2000 assuming reinvestment of all dividends paid during the applicable period. The graph was prepared assuming that $100 was invested on December 31, 2000 in the Common Stock and the securities included in the indexes. The Common Stock of the Company has been quoted on the Nasdaq Smallcap Market since 1994.

The stock price information shown below is not necessarily indicative of future price performance. Information used was obtained by SNL from sources believed to be reliable. The Company is not responsible for any errors or omissions in such information.

CUMULATIVE TOTAL SHAREHOLDER RETURN

COMPARED WITH PERFORMANCE OF SELECTED INDEXES

December 31, 2000 through December 31, 2005

Index	Period Ending
	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Peoples BancTrust Company, Inc.	100.00	98.85	113.77	143.31	148.53	184.62
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL $500M-$1B Bank Index	100.00	129.74	165.63	238.84	270.66	282.26

Source : SNL Financial LC, Charlottesville, VA© 2006

Certain Transactions

The Company and the Bank have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal shareholders. All loans included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans neither involved more than the normal risk of collectibility nor presented other unfavorable features.

On September 9, 2005, Walter A. Parrent was employed as President and Chief Executive Officer of each of the Company and the Bank. In connection therewith, the Bank agreed to pay Mr. Parrent a base salary of $300,000. In addition, Mr. Parrent is eligible to receive a discretionary bonus, is to be provided a monthly automobile allowance, will receive club membership dues, will be provided furnished living accommodations and will receive health and disability insurance coverage. In the event of Mr. Parrent’s death while employed by the Company and the Bank, his widow or estate will be paid one-half of his then annual base salary. Any such death benefits will be offset by proceeds from life insurance policies provided by the Company which are payable at Mr. Parrent’s death to his named beneficiaries. In addition, Mr. Parrent was granted options to acquire 50,000 shares of the Common Stock under the Company’s 1999 Stock Option Plan at an exercise price of $15.375 per share was awarded 6,000 shares of restricted Common Stock. The stock options and restricted shares each vest over a three-year period from the date of grant.

On December 12, 2002, the Company and the Bank entered into an agreement (the “Agreement”) with Richard P. Morthland whereby Mr. Morthland retired as Chairman of the Board, Chief Executive Officer and a director of each of the Company and the Bank, effective January 1, 2003. As of that date, Mr. Morthland was appointed as Director Emeritus of the Board of Directors of each of the Company and the Bank and engaged as a consultant to the Company and the Bank from the retirement date until August 1, 2006. During the term of his engagement, Mr. Morthland will perform such consulting services as the Board of Directors may request from time to time. In consideration of these consulting services, Mr. Morthland’s agreement not to compete with the Bank and all other commitments in the Agreement, the Company and the Bank agreed to pay Mr. Morthland as follows: $250,000 in 2003; $125,000 in each of 2004 and 2005; and $100,000 in 2006. In addition, the Company and the Bank will continue to pay certain insurance and medical benefits for Mr. Morthland and his immediate family, Mr. Morthland was allowed to retain certain items (computer, furniture, etc.) from his office, the ownership of a Company car used by Mr. Morthland was transferred to him at the retirement date, and the Company reimbursed Mr. Morthland’s attorney fees in connection with the Agreement. Mr. Morthland will also receive benefits provided by the Pension Plan and the Executive Supplemental Retirement Plan, and his spouse or estate may receive a death benefit of $500,000 under a key-man insurance policy owned by the Bank.

Harry W. Gamble, Jr., a director of the Company and the Bank, is a member of the firm of Gamble, Gamble & Calame, LLC which the Company and the Bank retained during 2005 and expect to retain during 2006. In the year ended December 31, 2005, Gamble, Gamble & Calame, LLC received fees of approximately $119,500 for legal services to the Company and the Bank.

On September 9, 2005, the Company announced that Elam P. Holley, Jr. had been appointed Senior Executive Vice President of each of the Company and the Bank and President of the Bank’s Birmingham region. In recognition of the fact that this new position required Mr. Holley to relocate in the Birmingham, Alabama area, the Company reimbursed his moving expenses of $7,500 and purchased his Selma, Alabama, residence for $315,000.

On April 6, 2005, the Company issued and sold an aggregate of 287,209 shares (the “Shares”) of its Common Stock (representing approximately 4.89% of its outstanding Common Stock after issuance) to Endurance Capital Investors, L.P. (“Endurance”) at a purchase price of approximately $17.41 per share. Upon completion of the sale of the Shares, Endurance reported beneficial ownership of a total of 567,588 shares, or 9.62% of the outstanding Common Stock. See “Principal Holders of Common Stock.” The Shares were issued in a private placement for cash pursuant to the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 under that Act. Substantially all of the proceeds of the sale of the Shares have been used for general corporate purposes.

In connection with the private placement, the Company and Endurance entered into a Stock Purchase Agreement containing customary representations, warranties, and covenants, including restrictions on transfer of the Shares purchased absent registration of the Shares under federal securities laws or exemptions from registration. In addition, the Company and Endurance entered into an Investor Rights Agreement, pursuant to which the Company agreed to effect up to two demand registrations with respect to the offer and sale by Endurance of the Shares purchased by them, subject to the satisfaction of customary conditions, and to provide unlimited piggyback registrations in connection with registrations effected by the Company otherwise than by request of Endurance. The Investor Rights Agreement contains customary representations, warranties and covenants of the parties, including covenants with respect to indemnification for material misstatements or omissions by either party in a registration statement or prospectus relating to a registration filed pursuant to the Rights Agreement. The Company’s obligations to register the Shares under the Investor Rights Agreement will terminate at such time as all Shares purchased by Endurance are eligible for resale within any three month period without any restrictions pursuant to Rule 144(k) under the Securities Act of 1933.

In addition to the Stock Purchase Agreement and the Investor Rights Agreement, the Company and Endurance entered into an Acquisition Facility Agreement, and the Company and Endurance Capital Management Company, L.P., the manager of Endurance, entered into a Consulting Agreement. The Consulting Agreement provides generally for various investment banking and financial consulting services that may be requested by the Company to be provided by Endurance Capital Management Company, L.P., although neither party is obligated to request or provide any service under the Consulting Agreement. The Consulting Agreement contains customary representations, warranties and covenants of the parties, including mutual confidentiality and non-solicitation provisions. The Acquisition Facility Agreement sets forth a variety of possible equity, debt or combined financing vehicles that may be available to the Company in coordination with Endurance, although neither party is obligated to request or provide any financing under the Acquisition Facility Agreement. The Acquisition Facility Agreement provides for a maximum of $20,000,000 in financing vehicles available to the Company and contains customary representations, warranties and covenants of the parties.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Report of the Audit Committee, Report of the Compensation Committee and the stock price Performance Graph shall not be incorporated by reference in any such filings.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information as of March 17, 2006 with respect to the shares of Common Stock beneficially owned by each director and nominee for director of the Company, by each of the named executive officers, and by all directors and executive officers of the Company as a group. This information is based on filings with the SEC or information furnished to the Company by such persons.

Name	Amount and Nature of Beneficial Ownership(a)(b)	Percent of Common Stock Outstanding
Johnny Crear	1,906	*
Harry W. Gamble, Jr.	18,723	*
Ted M. Henry	24,623	*
Elam P. Holley, Jr.	54,661	*
Edith Morthland Jones (c)	211,317	3.58%
D. Joseph McInnes	1,150	*
Thomas E. Newton	16,745	*
Walter A. Parrent	14,220	*
David Y. Pearce	13,333	*
Julius E. Talton, Jr.	22,065	*
Daniel P. Wilbanks	50,402	*
Andrew C. Bearden, Jr.	24,287	*
Gerald F. Holley	4,580	*
M. Scott Patterson	214,347	3.63%
Jefferson G. Ratcliffe, Jr.	10,062	*
All directors and executive officers as a group (17 persons) (d)	695,868	11.80%

*	Less than 1% of the Company’s outstanding Common Stock.

(a)	For purposes of this table and the table under “Principal Holders of Common Stock,” under the rules of the SEC, an individual is considered to “beneficially own” any share of Common Stock which he, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (1) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security. In addition, an individual is deemed to be the beneficial owner of any share of Common Stock of which he has the right to acquire voting or investment power within 60 days of March 24, 2005.

(b)	Includes shares owned directly by directors and executive officers of the Company as well as shares held by their spouses and children, trusts of which certain directors are trustees and corporations in which certain directors own a controlling interest. Includes shares allocated to the accounts of participants in the ESOP. Includes shares of Common Stock subject to outstanding options which are exercisable within 60 days of March 17, 2006, of which (1) Elam P. Holley, Jr., Andrew C. Bearden, Jr., Gerald F. Holley, M. Scott Patterson, and Jefferson G. Ratcliffe, Jr. hold options for 24,780 shares, 18,560 shares, 3,750 shares, 18,310 shares, and 8,540 shares, respectively; (2) Johnny Crear, Ted M. Henry, Edith Morthland Jones and Julius E. Talton, Jr. each holds an option for 1,294 shares; and (3) all directors and executive officers as a group hold options for 90,083 shares. Excludes options to purchase 50,000 shares, 6,000 shares, 6,000 shares, 4,500 shares, and 4,500 shares held respectively by Messrs. Parrent, Bearden, Gerald F. Holley, Patterson, and Ratcliffe which are not exercisable.

(c)	See “Principal Holders of Common Stock.”

(d)	Includes officers of the Company and executive officers of the Bank.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that, during the year ended December 31, 2005, all such filing requirements were complied with, except that a report of a purchase of Common Stock was not filed on a timely basis by each of David Y. Pearce, Thomas E. Newton, D. Joseph McInnes and Andrew C. Bearden, Jr., but all four reports were subsequently filed. The Company believes that the late filings were inadvertent.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth information as of March 17, 2006 with respect to the persons believed by the Company to be the beneficial owners of more than 5% of the Common Stock. This information is based on filings with the SEC or information furnished to the Company by such persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (a)		Percent of Common Stock Outstanding
Richard P. Morthland 807 Cahaba Road Selma, Alabama 36701	861,627	(b)	14.61%

Ann Plant Morthland Rex J. Morthland 1027 Houston Park Selma, Alabama 36701	427,480	(c)	7.25%

The Peoples Bank and Trust Company 310 Broad Street Selma, Alabama 36701	998,679	(d)	16.93%

Endurance Capital Investors, L.P. 405 Lexington Avenue, 26th Floor New York, New York 10174	567,588	(e)	9.62%

(a)	See Note (a) to the table under “Stock Ownership of Management.” Except as disclosed in the Notes below, each of the following persons disclaims that he or she is acting in concert with, or as a member of a group consisting of, the other named individuals. Richard P. Morthland is the son of Rex J. and Ann Plant Morthland and the brother of Edith Morthland Jones and Mary Ann Morthland Patterson.

(b)	Included in such 861,627 shares are (1) 158,666 shares owned directly by Richard P. Morthland and his spouse; (2) 35,376 shares held by a trust of which Richard P. Morthland is trustee; (3) 599,856 shares held by three trusts of which the Bank is trustee and under which Richard P. Morthland has voting power; (4) 23,375 shares held by a trust of which Richard P. Morthland is co-trustee with Ann Plant Morthland, and (5) 44,354 shares held by a trust of which Mr. Morthland is co-trustee with Ann Plant Morthland.

(c)	Included in such 427,480 shares are (1) 63,852 shares owned directly by Ann Plant Morthland; (2) 160,441 shares held by a trust of which the Bank is trustee and under which Ann Plant Morthland has voting power; and (3) 133,062 shares held by three trusts of which Ann Plant Morthland is co-trustee with Richard P. Morthland, Edith Morthland Jones and Mary Ann Morthland Patterson, each as to 44,354 shares; and (4) 70,125 shares held by three trusts of which Ann Plant Morthland is co-trustee with Richard P. Morthland, Edith Morthland Jones and MaryAnn Morthland Patterson, each as to 23,375 shares.

(d)	The Bank is the trustee of four trusts for the benefit of members of the Plant and Morthland families. Under these trusts the Bank is authorized to dispose of 760,297 shares. Under other trusts the Bank has dispositive power with respect to 238,382 shares of Common Stock.

(e)	Endurance Capital Investors, L.P., Endurance Partners, LLC (as general partner of Endurance Capital Investors, L.P.) and Edwin H. Yeo, III (as managing member of Endurance Partners, LLC) jointly reported upon Schedule 13G sole voting and dispositive power of 567,588 shares as of April 6, 2005.

INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors intends to appoint the firm of Mauldin & Jenkins, Certified Public Accountants, LLC (“Mauldin & Jenkins”) to continue as independent accountants for the Company for the fiscal year ending December 31, 2006. Mauldin & Jenkins served as the Company’s independent accountants for the year ended December 31, 2005. It is expected that representatives of Mauldin & Jenkins will be present at the Annual Meeting and will have an opportunity to make a statement to, and answer questions from, shareholders.

Change in Independent Accountants

On June 30, 2004, the Company dismissed its independent registered public accounting firm, PricewaterhouseCoopers LLP (“Pricewaterhouse”), and appointed Mauldin & Jenkins as its new independent registered public accounting firm. This determination followed the Audit Committee’s decision to seek proposals from independent accountants to audit the Company’s financial statements for the fiscal year ended December 31, 2004. The decision not to renew the engagement of Pricewaterhouse and to retain Mauldin & Jenkins was approved by the Audit Committee. Pricewaterhouse’s report on the Company’s 2003 financial statements dated February 27, 2004, was issued in conjunction with the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

During the Company’s two fiscal years ended December 31, 2003, and the subsequent interim period through June 30, 2004, there were no disagreements between the Company and Pricewaterhouse on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to Pricewaterhouse’s satisfaction, would have caused Pricewaterhouse to make reference thereto in their reports on the financial statements for such fiscal years.

The audit reports of Pricewaterhouse on the consolidated financial statements of the Company and subsidiary for each of the two fiscal years ended December 31, 2003, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

During the Company’s two fiscal years ended December 31, 2003 and through June 30, 2004, there were no reportable events (as defined Regulation S-K Item 304(a)(1)(v)).

The Company requested that Pricewaterhouse furnish it with a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of such letter, dated July 6, 2004, was filed as exhibit to the Company’s Current Report on Form 8-K dated June 30, 2004.

During the Company’s two fiscal years ended December 31, 2003, and the subsequent interim period through June 30, 2004, the Company did not consult with Mauldin & Jenkins regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees and Other Matters

Mauldin & Jenkins provided audit services to the Company consisting of the annual audit of the Company’s 2004 and 2005 consolidated financial statements contained in the Company’s Annual Reports on Form 10-K. Pricewaterhouse and Mauldin & Jenkins reviewed the financial statements contained in the Company’s Quarterly Reports on Form 10-Q for 2004 and 2005.

The following table shows the aggregate fees billed to the Company for professional services by Pricewaterhouse and Mauldin & Jenkins for fiscal years 2004 and 2005.

Fee Category	Fiscal Year 2004 – Pricewaterhouse	%of Total	Fiscal Year 2004 – Mauldin & Jenkins	% of Total	Fiscal Year 2005 – Mauldin & Jenkins	% of Total
Audit Fees	$14,137	37.3%	$104,834	89.2%	$126,447	91.0%
Audit-Related Fees	$—	—%	$2,700	2.3%	$—	—%
Tax Fees	$14,783	39.0%	$10,000	8.5%	$12,572	9.0%
All Other Fees	$9,000	23.7%	$—	—%	$—	—%

Total Fees	$37,920	100.0%	$117,534	100.0%	$139,019	100.0%

Pricewaterhouse and Mauldin & Jenkins did not provide any services related to the financial information systems design and implementation to the Company during 2004 and 2005.

Audit Fees for the years ended December 31, 2004 and 2005 were for professional services rendered for the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit-Related Fees for the years ended December 31, 2004 and 2005 were for assurance and related services related to consultations concerning financial accounting and reporting standards.

Tax Fees for the years ended December 31, 2004 and 2005 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice.

Fees paid to Pricewaterhouse for items classified as All Other Fees for the year ended December 31, 2004 were for services related to review of the Company’s reports to the SEC.

Policy on Pre-approval of Audit and Permissible Non-audit Services

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Mauldin & Jenkins. The Audit Committee is authorized to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether these services are consistent with the accountants’ independence, whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. For 2004 and 2005, non-audit services included only those services described above for “Audit-Related Fees” and “Tax Fees.” All of the audit-related and tax services and related fees were approved in advance by the Audit Committee.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal for action at the 2007 annual meeting of the shareholders, to be held on or about May 8, 2007, must forward a copy of the proposal or proposals to the Company’s principal executive office. Any such proposal or proposals intended to be presented at the 2007 annual meeting of the shareholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by December 4, 2006.

The Company’s Bylaws provide that due notice of business to be brought before an annual meeting by a shareholder must be delivered to the principal executive office of the Company not less than 30 nor more than 90 days prior to the meeting, unless notice or prior public disclosure of the date of the meeting occurs fewer than 45 days prior to the date of the meeting, in which event the Bylaws provide that due notice of business to be brought before the meeting by a shareholder must be so received not later than the close of business on the 15th day following the day on which notice of the day of the meeting was mailed or public disclosure was made. A shareholder’s notice of new business must also set forth certain information specified in the Company’s Bylaws concerning the business the shareholder proposes to bring before the annual meeting. New business may be proposed by any shareholder eligible to vote at an annual meeting, provided the notice is timely and complies with the informational requirements of the Bylaws.

To be timely under the Bylaws, a shareholder’s proposal for new business in connection with the Annual Meeting must be delivered on or before April 9, 2006. With respect to the Annual Meeting and pursuant to SEC rules, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company’s proxy statement and form of proxy, by April 9, 2006, management proxies will be allowed to use their discretionary authority to vote on such proposal without any discussion of the matter in this Proxy Statement.

To be timely under the Bylaws, a shareholder’s proposal for new business in connection with the 2007 annual meeting of the shareholders must be delivered on or before April 8, 2007. With respect to the 2007 annual meeting of the shareholders and pursuant to SEC rules, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company’s proxy statement and form of proxy, by April 8, 2007, management proxies will be allowed to use the discretionary authority to vote on such proposal without any discussion of the matter in the proxy statement.

The Company shall not be required to include in its proxy statement and proxy relating to an annual meeting, or to consider and vote upon at any such meeting, any shareholder proposal which does not meet all of the requirements established by the SEC or the Company’s Bylaws in effect at the time such proposal is received. Shareholders may contact the Company’s Secretary at the Company’s principal executive office for a copy of the Bylaw provisions that set forth the requirements for making shareholder proposals and nominating director candidates.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting as to which proxies in the accompanying form confer discretionary authority, the persons named in the accompanying proxy will vote such proxy on such matters as determined by the Board of Directors.

By Order of the Board of Directors

M. SCOTT PATTERSON Secretary

Selma, Alabama

April 10, 2006

EXHIBIT A

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is twenty-five million (25,000,000), of which twenty-four million (24,000,000) shares shall be common stock of the par value of $0.10 per share (hereinafter called “Common Stock”), and one million (1,000,000) shares shall be preferred stock of the par value of $0.10 per share (hereinafter called “Preferred Stock”).

No holder of any shares of capital stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments, evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

The Corporation may from time to time issue and dispose of any of the authorized and unissued shares of Common Stock or of Preferred Stock for such consideration, not less than its par value per share, as may be fixed from time to time by the board of directors, without action by the shareholders. The board of directors may provide for payment therefore to be received by the Corporation in cash, property (real or personal), or services, actually performed for the Corporation, or any combination of the foregoing, to the full extent permitted under Alabama law. In the absence of actual fraud in the transaction, the value of such property or services, as determined by the board of directors of the Corporation, shall be conclusive. Any and all such shares of the Common or Preferred Stock of the Corporation the issuance of which has been so authorized, and for which consideration so fixed by the board of directors has been paid or delivered, shall be deemed full-paid stock and shall not be liable to any further call or assessment thereon.

The designations and the powers, preferences, and rights and the qualifications, limitations or restrictions thereof of the shares of each class are as follows:

4.1 Common Stock.

(a) Except as provided in this Article IV (or in any resolution or resolutions adopted by the board of directors of the Corporation pursuant hereto), the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder, including the election of directors. There shall be no cumulative voting rights in the election of directors.

(b) Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the board of directors.

(c) In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the Common Stock in the event of liquidation, dissolution or winding up of the full preferential amounts of which they are respectively entitled, the holders of the Common Stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

(d) Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.

4.2 Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the board of directors as hereinafter provided.

(b) Authority is hereby granted to the board of directors of the Corporation, subject to the provisions of this Article IV and to the limitations prescribed by law, to authorize the issue of one or more series of Preferred Stock and with respect to each such series to fix and state by resolution or resolutions providing for the issue of each such series the voting powers, full or limited, if any, of the shares of each such series and the designations, preferences, and relative, participating, optional or other qualifications, limitations, or restrictions thereof to the full extent now or hereafter permitted by Alabama law. The authority of the board of directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i) The distinctive serial designation and the number of shares constituting such series.

(ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

(iii) Whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices, and other terms and conditions of such redemption.

(iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund.

(v) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.

(vi) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise.

(vii) The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

(viii) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

(ix) Whether the shares of such series which are redeemed or converted should have the status of authorized but unissued shares of Preferred Stock and whether such shares may be reissued as shares of the same or any other series of Preferred Stock.

(c) Dividends on outstanding shares of Preferred Stock shall be paid, or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

(d) If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(e) Each share of each series of Preferred Stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

(f) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolution or resolutions of the board of directors providing for the issue of any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever. Subject to such restrictions as may be stated in the resolution or resolutions of the board of directors providing for the issue of any series of Preferred Stock, any amendment to the Articles of Incorporation which shall increase or decrease the authorized stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	The Peoples BancTrust Company, Inc.

ANNUAL MEETING OF THE SHAREHOLDERS MAY 9, 2006
The undersigned hereby constitutes and appoints Ted M. Henry, Harry W. Gamble, Jr., and David Y. Pearce and each of them, the proxies of the undersigned with full power of substitution, to attend the Annual Meeting of the Shareholders of The Peoples BancTrust Company, Inc. (the “Company”) to be held at the main office of The Peoples Bank and Trust Company, 310 Broad Street, Selma, Alabama on Tuesday, May 9, 2006 at 10:00 a.m., local time, and any adjournments thereof, and to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote, upon the following matters.

1.      The election as directors of all nominees listed (except as marked to the contrary below): Johnny Crear, Harry W. Gamble, Jr., Ted M. Henry, Elam P. Holley, Jr., Edith Morthland Jones, D. Joseph McInnes, Thomas E. Newton, Walter A. Parrent, David Y. Pearce, Julius E. Talton, Jr. and Daniel P. Wilbanks.

	FOR	WITHHOLD	FOR ALL EXCEPT
	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space below.

Please be sure to sign and date this Proxy below. ________________________________________________________ Date:

2.      The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING AS TO WHICH THIS PROXY CONFERS DISCRETIONARY AUTHORITY, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of the Shareholders and Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2005, and hereby revokes any proxy heretofore given. This proxy may be revoked at any time before its exercise.

DATE:

SIGNATURE:

SIGNATURE:

If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each shareholder named should sign.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND

RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.